EXHIBIT 99.1
For More Information Contact:
Investors: Jayne L. Cavuoto-Krafchik	Media: Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Delta Financial Announces Pricing of Private Placement of its Common Stock

     Woodbury, NY, April 6, 2006 – Delta Financial Corporation (Amex: DFC) today announced the pricing of a private placement of 2,500,000 shares of its common stock at a price of $8.25 per share to a combination of new and existing institutional investors. The Company expects to receive proceeds of approximately $19.3 million after deducting expenses payable in connection with this offering, and expects to use the net proceeds of this offering for working capital and general corporate purposes. The closing of the transaction is expected to occur on April 10, 2006, subject to the satisfaction of closing conditions.

     The shares of common stock issued in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to file a registration statement with the Securities and Exchange Commission for the resale of the common stock promptly after closing.

     This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About the Company

Founded in 1982, Delta Financial Corporation is a national specialty consumer finance company, based in Woodbury, New York, that originates, securitizes and sells non-conforming mortgage loans. Delta's loans are primarily fixed-rate loans secured by first mortgages on one-to four-family residential properties. Delta originates non-conforming loans primarily in 34 states through a network of approximately 3,000 independent brokers and the Company’s 11 retail offices. Since 1991, Delta has completed 47 asset-backed securitizations collateralized by approximately $15.7 billion in mortgage loans.

Important Information Regarding Forward Looking Statements. Certain statements contained in this press release, which are not historical fact, may be deemed to be “forward-looking” statements under the federal securities laws, and involve risks and uncertainties. Forward-looking statements relate to, among other things, the planned closing of the private placement. There are many important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, the satisfaction of the closing conditions for the private placement. We disclaim any obligation to update or revise any of the forward-looking information contained in this press release at any future date, except as required under applicable securities laws.

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